EXHIBIT 99

COCA-COLA ENTERPRISES                                            PRESS RELEASE
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CONTACT:         Margaret Carton - Investor Relations
                 (770) 989-3622

                 Laura Asman - Media Relations
                 (770) 989-3023

FOR IMMEDIATE RELEASE

       COCA-COLA ENTERPRISES ANNOUNCES LETTERS OF INTENT
       TO ACQUIRE THE COCA-COLA AND CADBURY SCHWEPPES
          BOTTLING BUSINESS IN GREAT BRITAIN

     ATLANTA, June 4, 1996 -- Coca-Cola Enterprises Inc. today announced that the Company has signed letters of intent to acquire both Cadbury Schweppes' 51 percent interest and The Coca-Cola Company's 49 percent interest in the business of Coca-Cola & Schweppes Beverages Limited (British Bottler). The British Bottler produces products of The Coca-Cola Company and Cadbury Schweppes for distribution in England, Scotland, Wales, and the Isle of Man. Coca-Cola Enterprises is acquiring the British Bottler for a transaction value (purchase price and acquired debt net of other long-term obligations) of approximately 1.2 billion British pounds, or approximately $1.85 billion based on current exchange rates. Under Coca-Cola Enterprises' ownership, the British Bottler will have long-term contracts to continue to produce and distribute products of both Cadbury Schweppes and The Coca-Cola Company in the acquired territories.

     Coca-Cola Enterprises expects to finance the acquisition through the issuance of debt. The operations of the British Bottler will be additive to cashflow immediately. Strong operating performance by the British Bottler should minimize the Company's earnings per share dilution to less than 5 cents in the remainder of 1996 and less than 5 cents in full-year 1997. In 1998, operating performance combined with European synergies are expected to offset any potential earnings dilution. Including the dilution from the British Bottler acquisition and reflecting the current operating momentum of existing operations, the Company expects to generate comparable 1996 earnings per share growth of at least 35 percent.

     Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises, stated, "The acquisition of the British bottling operations will be another significant step towards our objective of increasing the Company's ownership in the high-growth, high-potential international market. We are confident that our recent acquisition activity will contribute to increasing long-term share-owner value."

     Mr. Johnston continued, "Since its inception in 1986, Coca-Cola Enterprises has been the world's largest bottler by virtue of its significant presence in The Coca-Cola Company's domestic system. Our proposed acquisitions in Great Britain, France, and Belgium, combined with our current operations in the Netherlands and the United States, create a global bottler with a vital role in the worldwide liquid nonalcoholic refreshment business."

     On a proforma basis, including the British Bottler and the pending French and Belgian acquisition, Coca-Cola Enterprises would have sold approximately 28 percent of its 1995 unit cases outside the United States.
In 1995, the British Bottler generated net operating revenues of approximately $1.4 billion and case sales of 387 million unit cases. The British Bottler's unit case volume increased 11 percent in 1995 and reflected an average 1995 per capita consumption of 184 eight-ounce servings. The average 1995 per capita consumption in Coca-Cola Enterprises' United States territories was approximately 300 eight-ounce servings.

     Coca-Cola Enterprises expects to complete this acquisition during the third quarter of 1996. The proposed transaction is subject to negotiation of a definitive purchase agreement and requires approval by the Coca-Cola Enterprises Board of Directors and its Affiliated Transaction Committee and all required regulatory agencies.

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of products of The Coca-Cola Company, distributing approximately 57 percent of The Coca-Cola Company's United States bottle and can volume. Coca-Cola Enterprises is also the sole licensed bottler for products of The Coca-Cola Company in the Netherlands.

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